                                                                    EXHIBIT 3.76



                    AMENDED AND RESTATED OPERATING AGREEMENT

                                       OF

                            MISSION IMPOSSIBLE, LLC

         THIS AMENDED AND RESTATED OPERATING AGREEMENT (the "Amended and Restated Agreement") of Mission Impossible, LLC, (the "Company") is made effective as of September 24, 2003 by its sole Member Crunch Fitness International, Inc., a Delaware corporation, who shall be referred to hereinafter as the Member.

         Articles of Organization for the Company were filed in the Office of the California Secretary of State on January 21, 1999. This Amended and Restated Agreement hereby amends and supercedes any and all prior operating agreement of the Company. In consideration of the premises and of the mutual covenants, terms and conditions hereinafter set forth, the Member hereby agrees as follows:

                                   ARTICLE I
                               GENERAL PROVISIONS

1.1 Formation of the Company. The Member has caused a limited liability company to be formed under the Beverly-Killea Limited Liability Company Act (the "Act").

1.2 Name. The name of the Company shall be MISSION IMPOSSIBLE, LLC, or such other name as shall be selected from time to time by a Majority in Interest.

1.3 Purposes. The Company is formed to conduct any lawful purposes permitted to be performed by a limited liability company under the Act and all activities incidental thereto, including the acquisition, holding and sale and other dispositions of investments.

1.4 Other Acts/Filings. The Member or Managers, as the case may be, shall from time to time execute or cause to be executed all such certificates, fictitious name or business statements and other documents, and make or cause to be made all such filings, recordings and publishings, and to do such other acts as the Member may deem necessary or appropriate to comply with the requirements of law for the formation and operation of the Company in all jurisdictions in which the Company shall desire to conduct business.

1.5 Principal Place of Business. The principal place of business and office of the Company shall be located at 27741 Crown Valley Parkway, Suite 329, Mission Viejo, California, or such other place or places as the Managers may from time to time designate.

1.6 Term. The Company shall commence upon the date hereof and shall continue until January 19, 2049, unless sooner dissolved and liquidated pursuant to the provisions of Article VII hereof.

1.7 Articles of Organization. The Member has caused Articles of Organization of the Company to be executed and filed with the office of the California Secretary of State in accordance with the terms of the Act. The Member shall retain at the Company's office a certified copy of the Company's Articles of Organization and any amendment thereto, for review by any Member, and shall deliver a copy of same to any Member upon request. In the event that any of the provisions of the Articles of Organization are inconsistent with any of the provisions of this Amended and Restated Agreement, the provisions of this Amended and Restated Agreement shall govern and control as among the parties, to the extent permitted by law.

1.8 Fiscal Year. The fiscal and tax year of the Company shall be the calendar year.

1.9 Tax Characterization. The Member acknowledge that it is its intent that the Company be treated as a "partnership" for federal and California state tax purposes.

                                   ARTICLE II
                                   DEFINITIONS

         Unless otherwise expressly provided herein or unless the context otherwise requires, the terms with initial capital letters in this Amended and Restated Agreement shall be defined as follows:

2.1 "Capital Account" shall mean, with respect to each Member, the capital account maintained for such Member in accordance with the provisions of Regulations Section 1.704-1(b).

2.2 "Capital Contributions" shall mean the amounts contributed by each Member pursuant to Section 3.1 hereof.

2.3 "Cash Available for Distribution" shall mean the excess of cash receipts (exclusive of Capital Contributions and, except to the extent a Majority in Interest otherwise determines, proceeds received from any loan transactions) over cash disbursements, without deduction for depreciation and other non-cash charges, for (i) all operating costs, (ii) all capital costs necessary for the maintenance and improvement of the Company's assets, and (iii) reasonable reserves, all as determined by the Managers.

2.4      "Code" shall mean the Internal Revenue Code of 1986, as amended.

2.5 "Company" shall mean MISSION IMPOSSIBLE, LLC, the limited liability company governed by this Amended and Restated Agreement.

2.6 "Majority in Interest" shall mean a majority of the number of the Members, without giving any effect, individually or collectively, to their Ownership Interests.

2.7 "Manager" shall be the Person(s) designated in Section 5.1 hereof and who is responsible for managing, or participating in the management of, the Company, and any successor of a

Manager who is appointed as a Manager in accordance with the provisions of this Amended and Restated Agreement.

2.8 "Member" or "Members" shall mean Crunch Fitness International, Inc., a Delaware corporation, and any other Persons who are admitted to the Company as Members, as provided herein. During any period in which there is only one Member, the term "Members" shall be deemed to refer to such Member.

2.9 "Net Income" or "Net Loss" shall mean, for each fiscal year or other period, an amount equal to the Company's taxable income or loss for such year or period, determined in accordance with Code Section 703(a).

2.10 "Ownership Interest" shall mean an interest in the Company and shall include the right to share in the income, gains, losses, deductions, credit or similar items of, and to receive distributions from, the Company, the right to information concerning the business and affairs of the Company provided under the Act, and the right to vote and to participate in the management of the Company and its business. An Ownership Interest shall be expressed in limited liability company units ("Units"), based upon the then Capital Account of a Member relative to the then Capital Accounts of all Members. The initial Ownership Interest of the Members are as follows:


                  MEMBER                                      UNITS
       Crunch Fitness International, Inc.                       1

                  TOTAL:                                        1

2.11 "Person" shall mean any natural person, partnership, joint venture, corporation, limited liability company, estate, trust, association or other legal entity.

2.12 "Regulations" shall mean the Income Tax Regulations promulgated by the United States Treasury Department, as amended or superseded from time to time.


                                  ARTICLE III
                              CAPITAL CONTRIBUTIONS

3.1 Capital Contributions. The Member has contributed cash constituting 100% of the total Capital Contributions of the Company. No Member may, without the unanimous approval of all of the Members, or shall be obligated to, contribute additional capital to the Company.

3.2 No Withdrawal; No Interest; No Priority. Except as otherwise provided herein, no Member shall have the right to withdraw its Capital Contribution. No Member shall be entitled to interest of any kind on account of a Capital Contribution. Except as expressly set forth herein, no Member shall have priority over any other Member as to return of Capital Contributions, allocations of income, gain, losses, credits, deductions, or as to distributions.

3.3 Admission of Additional Members. Upon the consent of all of the Members, a new Member may be admitted into the Company. Each additional Member shall execute an instrument satisfactory to the Members accepting and adopting the terms and provisions of this Amended and Restated Agreement, and shall pay any reasonable expenses in connection with its admission as an additional Member. Notwithstanding this Section 3.3, transfers of all or a part of an Ownership Interest must comply with Article VI hereof.

                                   ARTICLE IV
                           ALLOCATIONS & DISTRIBUTIONS

4.1 Allocation of Net Income and Net Loss. Net Income or Net Loss for any fiscal year shall be allocated to the Members pro rata in accordance with their respective Ownership Interests.

4.2 Distribution of Cash. A Majority in Interest shall determine the Cash Available for Distribution from time to time but not less often than annually and in accordance with Section 2.3 hereof. Except for distributions upon dissolution of the Company as provided in Article VII, the Cash Available for Distribution shall be distributed to the Members pro rata based on their Ownership Interests.

                                   ARTICLE V
                                   MANAGEMENT

5.1      Management.

         A. Except as otherwise expressly provided in this Amended and Restated Agreement, all decisions relating to the Company or its business shall be made by the Managers. The initial Managers shall be Cary A. Gaan, John W. Dwyer and Paul A. Toback. Subject to the foregoing, each Manager is an agent of the Company for the purpose of its business, and the act of each Manager (acting separately), including the execution in the Company name of any instrument, for carrying on in the usual way the business of the Company binds the Company.

         B. Decisions of the Managers shall be based on their majority vote, and each Manager shall have an equal vote in all Company matters before the Managers. It shall not be necessary for the Managers or the Members to conduct a meeting for the purpose of making Company decisions. The Managers may act without a meeting if such action is approved in writing by the number of Managers otherwise required to approve such action at a meeting. If a Manager dies, is adjudicated as bankrupt or otherwise withdraws as a Manager, the remaining Managers shall serve as the sole Managers, and the Company shall not terminate upon the occurrence of such event.

5.2 Outside Services. Nothing in this Amended and Restated Agreement shall be deemed to restrict the freedom of the Managers to retain accountants, attorneys, appraisers, brokers, or other third parties to the extent that the Managers believe that the services of such parties are reasonably necessary in the conduct of the business of the Company. The Company shall pay all fees or other costs incurred in connection with the retention of any such third parties.

5.3 Payment of Expenses of the Company. The Company shall pay (or reimburse the Managers for) expenses necessary or advisable for the operation of the business of the Company. The Company shall not pay the Managers any fees or other compensation for their services set forth in this Amended and Restated Agreement, except as provided in Section 17155 of the Act with respect to indemnification.

5.4 Other Activities of Managers. The Managers shall devote such time and effort to the business of the Company as may, in their reasonable judgment, be required. The Managers may engage in or own an interest in other business ventures of every nature and description, independently or with others.

5.5 Rights, Obligations and Liabilities of Managers and Members. The Company shall be governed by the provisions of the Act, and to the extent not provided otherwise in this Amended and Restated Agreement, the rights and obligations of the Managers and Member shall be governed by the provisions of the Act. No Manager or Member shall be liable as such for the liabilities of the Company. The failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business or affairs under this Amended and Restated Agreement or the Act shall not be grounds for imposing personal liability on the Managers or Member for liabilities of the Company.

                                   ARTICLE VI
                        TRANSFERS OF OWNERSHIP INTERESTS

6.1 Transfers. A Member may not sell, assign, transfer or otherwise dispose of, or pledge, hypothecate or otherwise encumber (any of the foregoing, a "Transfer") its Ownership Interest or any part thereof except as permitted in this Article VI, and any such Transfer in violation of this Article VI shall be null and void as against the Company, except as otherwise provided by law.

6.2      Transfers by Members.

         A.       The following Transfers shall be permitted:

                  (i) Any Transfer with the express written consent of a Majority in Interest;

                  (ii) Any Transfer to a Member's spouse or issue of such Member's spouse another Member or to a trust for the benefit of such spouse or issue; or

                  (iii)    Any Transfer by a Member pursuant to Section 6.5.

         B. Notwithstanding the foregoing, unless consented to by a Majority in Interest, a proposed Transfer of all or a part of the Ownership Interest of a Member shall not be permitted if such Transfer would:

                  (i) result in a violation of any law, rule or regulation by the Member or the Company; or

                  (ii) result in the Company being considered a publicly traded partnership under Codess.7704.

         C. Prior to effecting any Transfer of an Ownership Interest, or portion thereof, by a Member, the Members shall have received an opinion satisfactory to them, or shall have waived the requirement of such an opinion, covering the substance of (B)(i) through (v) above. Such legal opinion shall be provided to the Members by the transferring Member or the proposed transferee, and any costs associated therewith shall be borne by the transferring Member or the proposed transferee.

6.3 Substitute Member. An assignee of the whole or any portion of an Ownership Interest pursuant to Section 6.2 shall have the right to become a substitute Member in place of its assignor only if all of the following conditions are satisfied:

         A. A Majority in Interest has consented in writing to the substitution, it being understood and agreed that a Members may withhold such consent for any reason or without reason and in its sole and absolute discretion.

         B. The fully executed written instrument of assignment has been delivered to the Company which contains a statement of the intention of the assignor that the assignee become a substitute Member in its place to the extent of the Ownership Interest that is subject to the Transfer and such other information as may be reasonably required by the Members.

         C. The assignee executes, adopts and acknowledges this Amended and Restated Agreement, and an instrument evidencing the admission of such Person as a Member has been delivered to the Company.

6.4 Rights of Unadmitted Assignee. A Person who acquires an Ownership Interest but who is not admitted as a substitute Member pursuant to Section 6.3 shall be entitled only to allocations and distributions with respect to such Ownership Interest in accordance with this Amended and Restated Agreement, and shall have no right to any information or accounting of the affairs of the Company, shall not be entitled to inspect the books or records of the Company, and shall not have any of the rights of a Member under the Act or this Amended and Restated Agreement.

6.5 Withdrawal from Company. Any Member, substitute Member or unadmitted assignee, may, at any time after April 15, 2002, may at the end of any calendar quarter voluntarily withdraw by giving at least sixty (60) days notice prior to such calendar quarter. On such notice, the Company shall either: (i) purchase the Ownership Interest of such Member at its fair market value as of the "effective date." or (ii) dissolve. The "effective date" shall be the last day of the calendar quarter in which notice is given. The purchase price shall be the amount the withdrawing member would have received if the assets were sold on the effective date at their fair market value and as of the effective date, and the partnership was liquidated as of the Effective Date.

         A. An amount equal to at least 10% of the purchase price shall be paid at the time of closing, which shall be no later than 30 days following delivery of the notice required by Section 6.5 above; and

         B. The balance of the purchase price shall be evidenced by a promissory note from the Company to the withdrawing Member. Such promissory note shall have a term of no greater than 10 years, and shall bear interest from the closing date, at an annual rate equal to the applicable federal rate (as defined in Code ss.1274) in effect on the first day of each year during the term of such promissory note. The principal amount of the note shall be payable in equal monthly installments over the term of the note, and accrued interest shall be payable monthly in arrears. All principal and accrued interest under the note shall be due and payable on the tenth anniversary of the Closing Date.

                                  ARTICLE VII
                   DISSOLUTION AND TERMINATION OF THE COMPANY

7.1 Dissolution. The Company shall continue until the first to occur of the following events ("Dissolution Events"):

         A.       the expiration of the term set forth in Section 1.6;

         B.       a written agreement to dissolve by a Majority in Interest;

         C. the sale of all of the Company's assets and the collection and distribution of all proceeds therefrom;

         D. the occurrence of any other event, not specifically set forth in this Section 7.1, which causes the dissolution of the Company under California law; or

         E. the occurrence of any event which makes it unlawful for the business of the Company to be carried on or for the Members to carry on that business in a limited liability company.

Upon dissolution of the Company, the Members shall cause to be filed a certificate of dissolution with the California Secretary of State. Notwithstanding the occurrence of any of the Dissolution Events described subparagraphs (A) through (E) of this Section 7.1, the business of the Company may be continued by consent of all remaining Members within ninety (90) days of the happening of that event.

7.2      Liquidation.

         A. Upon dissolution of the Company, the affairs of the Company shall be wound up and all of its debts and liabilities discharged in the order of priority as provided by law. Any gain or loss on disposition of Company properties in the process of liquidation shall be allocated to the Members in the manner set forth in Article IV hereof. No property shall be distributed in kind, unless permitted by consent of a Majority in Interest. The fair market value of any property to be distributed in kind shall then be determined by an independent appraiser selected by a Majority in Interest. The difference between the value of property to be distributed in kind and its book value shall be treated as a gain or loss on the sale of the property and shall be allocated to the Members in the manner set forth in Article IV hereof. The proceeds from liquidation of the Company assets shall be applied as follows:

                  (i) Payment to creditors of the Company in the order of priority provided by law.

                  (ii) Payment to Members in proportion to their respective positive Capital Account balances determined after allocation of gain or loss on disposition of the Company's assets.

         B. The winding up of the affairs of the Company and the distribution of its assets shall be conducted by the Members or such other Persons designated by a Majority in Interest, who are hereby authorized to do all acts authorized by law for these purposes. Without limiting the generality of the foregoing, the Members or such other Persons, in carrying out such winding up and distribution, shall have full power and authority, in their discretion, to sell all or any of the Company assets, or, subject to consent of a Majority in Interest, to distribute the same in kind to the Members (and the proportion of such share that is received may vary from Member to Member), and may, subject to consent of a Majority in Interest, themselves purchase any Company assets for the fair market value thereof. Any assets distributed in kind shall be subject to all agreements relating thereto which shall survive the termination of the Company.

7.3 Termination. Upon the completion of the distribution of Company assets as provided in this Article VII, the Company shall be terminated, and the Members or other Person acting as liquidator shall cause this Amended and Restated Agreement to be canceled and shall take such other actions as may be necessary to terminate the Company, including the filing of a certificate of cancellation with the California Secretary of State.

                                  ARTICLE VIII
                           MEETINGS AND VOTING RIGHTS

8.1 Rights Under the Act. The Members shall be entitled to such meeting and voting rights as are granted to members of a limited liability company under the Act.

                                   ARTICLE IX
                            MISCELLANEOUS PROVISIONS

9.1 Amendments. This Amended and Restated Agreement and the Company's Articles of Organization may only be amended with the written consent of a Majority in Interest.

9.2 Severability. If any covenant, condition, term or provision of this Amended and Restated Agreement is illegal, or if the application thereof to any person or in any circumstance shall to any extent be judicially determined to be invalid or unenforceable, the remainder of this Amended and Restated Agreement, or the application of such covenant, condition, term or provision to persons or in circumstances other than those to which it is held invalid or unenforceable, shall not be affected thereby, and each covenant, condition, term and provision of this Amended and Restated Agreement shall be valid and enforceable to the fullest extent permitted by law.

9.3 Governing Law. This Amended and Restated Agreement shall be construed and enforced in accordance with, and governed by, California law.

9.4 Counterparts. This Amended and Restated Agreement may be executed in one or more counterparts, each of which shall, for all purposes, be deemed an original and all of such counterparts, taken together, shall constitute one and the same agreement.

9.5 Entire Agreement. This Amended and Restated Agreement constitutes the entire agreement of the parties relating to the subject matter hereof. All prior agreements among the parties, whether written or oral, are merged herein and shall be of no force or effect. This Amended and Restated Agreement may be changed, modified or discharged only by an agreement in writing.

9.6 Successors and Assigns. Subject in all respects to the limitations on transferability contained herein, this Amended and Restated Agreement shall be binding upon, and shall inure to the benefit of, the heirs, administrators, personal representatives, successors and assigns of the respective parties hereto.

9.7 Waiver of Action for Partition. Each of the parties hereto irrevocably waives during the term of the Company and during the period of its liquidation following any dissolution, any right that it may have to maintain any action for partition with respect to any of the assets of the Company.

9.8 Rights of Creditors and Third Parties. This Amended and Restated Agreement is entered into among the Members for the exclusive benefit of the Members and their successors and assignees. None of the provisions of this Amended and Restated Agreement shall be for the benefit of or enforceable by any creditor of the Company or the Members or by any other person. Except and only to the extent provided by law, no such creditor or third person shall have any rights under this Amended and Restated Agreement or any agreement between the Company and any Member with respect to any Capital Contribution or otherwise.

         IN WITNESS WHEREOF, the Member has executed this Amended and Restated Agreement effective as of the day and year first set forth above.

THE MEMBER:

Crunch Fitness International, Inc.


By:_________________________________

__________________, ________________